Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2016 Financial Results

First Quarter 2016 Highlights and Recent Developments

•	Quarterly cash distribution increased 0.25 cents to $0.4050 per unit

•	Net income of $12.2 million, or $0.38 per common unit

•	Adjusted EBITDA of $13.9 million and distributable cash flow of $13.3 million, distribution coverage ratio of 1.02x

•	Hereford and Hopewell storage and transportation assets fully integrated and operational

OMAHA, Neb., May 2, 2016 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2016. First quarter 2016 net income was $12.2 million, or $0.38 per common unit. The partnership reported adjusted EBITDA of $13.9 million and distributable cash flow of $13.3 million, indicating a 1.02x coverage ratio of the first quarter distribution.

“Our business model, which includes minimum volume commitments, insulated the partnership from challenging market conditions and provided cash flow stability that enabled us to increase our distributions for the second consecutive quarter,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We expect a recovery in volumes during the remainder of the year as our sponsor continues to ramp production back up at its ethanol plants.”

Liquidity and Capital Expenditures

Total liquidity as of March 31, 2016, was $54.6 million, including $5.6 million in cash and cash equivalents, and $49.0 million available under the partnership’s revolving credit facility. On January 1, 2016, the partnership acquired certain ethanol storage and leased railcar assets located in Hereford, Texas and Hopewell, Virginia from Green Plains Inc. for $62.3 million. The transaction was financed using the partnership’s revolving credit facility and cash on hand. The partnership incurred minimal maintenance capital expenditures during the quarter.

Quarterly Distribution

On April 21, 2016, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.4050 per unit on all outstanding common and subordinated units, or $1.62 per unit on an annualized basis, for the first quarter of 2016. The 0.25 cent increase over the previous quarterly distribution is the second consecutive increase since the partnership’s IPO. The distribution will be paid on May 13, 2016, to unitholders of record at the close of business on May 6, 2016.

First Quarter 2016 Conference Call Information

On May 3, 2016, Green Plains Partners and Green Plains Inc. will host a joint conference call at 10 a.m. Eastern time (9 a.m. Central time) to discuss first quarter 2016 financial and operating results. Domestic and international participants can access the conference call by dialing 888.504.7963 and 719.457.1512, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains Partners’ website at http://ir.greenplainspartners.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.5 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

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Forward-Looking Statements

This news release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others, that Green Plains Partners’ business plans may change as circumstances warrant because of general market conditions or other factors. Such statements are based on current expectations, forecasts and projections, including but not limited to, anticipated financial and operating results, plans, objectives, expectations and intentions that are not historical in nature. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Green Plains Partners’ SEC filings. Forward-looking statements may not be accurate indicators of future performance or results and should not be considered a guarantee of future performance or results. Green Plains Partners undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per unit amounts)

	Three Months Ended March 31,
	2016	2015
Revenues
Affiliate	$21,768	$1,311
Non-affiliate	2,021	2,085

Total revenues	23,789	3,396

Operating expenses
Operations and maintenance	8,645	7,032
General and administrative	1,209	196
Depreciation and amortization	1,217	1,322

Total operating expenses	11,071	8,550

Operating income (loss)	12,718	(5,154)

Other income (expense)
Interest income	21	21
Interest expense	(384)	(20)

Total other income (expense)	(363)	1

Income (loss) before income taxes	12,355	(5,153)
Income tax expense (benefit)	173	(1,939)

Net income (loss)	12,182	(3,214)
Net loss attributable to MLP predecessor	—	(3,214)

Net income attributable to the partnership	$12,182	$—

Net income attributable to partners’ ownership interest
General partner	$244
Limited partners – common unitholders	5,971
Limited partners – subordinated unitholders	5,967

Earnings per limited partner unit (basic and diluted):
Common units	$0.38

Subordinated units	$0.38

Weighted avg. units outstanding (basic and diluted):
Common units	15,899

Subordinated units	15,890

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Selected Operating Data

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(unaudited)

	Three Months Ended March 31,
	2016	2015
Product volumes (million gallons)
Storage and throughput services(1)	247.0	—

Terminal services:
Affiliate	28.7	29.6
Non-affiliate	44.2	50.9

	72.9	80.5
Railcar capacity billed (daily avg. gallons, in millions)(1)(2)	72.9	—

(1)	Volumetric data for periods before July 1, 2015, is not considered meaningful.
(2)	Full-year railcar capacity is based on capacity since July 1, 2015, when the commercial agreement became effective.

Results of Operations

As a result of the IPO, the partnership received downstream ethanol transportation and storage assets from its parent. The assets are recognized at historical cost and reflected retroactively in the consolidated financial statements along with related expenses, such as depreciation, amortization and railcar lease expenses. There are no revenues related to the operation of the contributed ethanol storage and railcar assets for periods prior to its initial public offering on July 1, 2015, when the storage and transportation agreements became effective.

Revenues from storage and throughput services and railcar capacity billed were $12.4 million and $7.8 million, respectively, for the three months ended March 31, 2016. There were no comparable revenues for the same quarter last year. Operations and maintenance expenses increased $1.6 million for the three months ended March 31, 2016, compared with the same period last year due to higher railcar lease expense and wages, partially offset by lower terminal unloading fees. General and administrative expenses increased $1.0 million for the first quarter of 2016 primarily due to administrative costs incurred as a publicly traded entity.

Comparing the first quarter of 2016 with the fourth quarter of 2015, revenues increased $1.1 million due to incremental railcar capacity billed associated with the newly acquired Hereford and Hopewell transportation assets. Operations and maintenance expenses increased $1.1 million due to higher railcar lease expense associated with the additional assets. General and administrative expenses decreased $0.3 million due to lower transaction costs, partially offset by higher professional fees during the first quarter of 2016 compared with the prior period.

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Consolidated Financial Position

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2016	December 31, 2015(1)
ASSETS
Current assets	$19,957	$33,919
Property and equipment, net	41,357	41,862
Other assets	19,884	19,996

Total assets	$81,198	$95,777

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$10,987	$13,603
Long-term debt	58,891	7,879
Other liabilities	2,714	2,485

Total liabilities	72,592	23,967
Partners’ capital	8,606	71,810

Total liabilities and partners’ capital	$81,198	$95,777

(1)	Recast to include the historical balances of assets acquired in a transfer between entities under common control.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information to compare the partnership’s performance with other publicly traded partnerships.

Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable and maintenance capital expenditures.

Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income, operating income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results. Furthermore, distributable cash flow should not be considered in isolation or as an alternative to cash from operations or any other measure of liquidity presented in accordance with GAAP.

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GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015

Net income (loss)	$12,182	$(3,214)
Interest expense	384	20
Income tax expense (benefit)	173	(1,939)
Depreciation and amortization	1,217	1,322
Transaction costs	(4)	—
Unit-based compensation expense (benefit)	(15)	—

Adjusted EBITDA	$13,937	$(3,811)

Less:
Interest paid or payable	384
Income taxes paid or payable	172
Maintenance capital expenditures	34

Distributable cash flow(1)	$13,347

Distributions declared(2)	$13,136

Coverage ratio	1.02x

(1)	Distributable cash flow for periods before July 1, 2015, is not considered meaningful.
(2)	Represents distributions declared for the applicable quarter and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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